Exhibit 99.1

PRESS RELEASE

1801 Russellville Road Bowling Green, Kentucky 42101 Holley.com

HOLLEY REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Results driven by robust sales growth and strong underlying consumer demand

Provides outlook and guidance for full year 2022

BOWLING GREEN, KY – March 3, 2022 – Holley Inc. (NYSE: HLLY), the largest and fastest growing platform serving performance automotive enthusiasts, today announced financial results for its fourth quarter and full year ended December 31, 2021.

Fourth Quarter Highlights vs. Prior Year Period

•
Net Sales increased 29.9% to $179.8 million compared to $138.4 million in 2020
•
Gross Profit increased 37.0% to $74.7 million compared to $54.6 million last year
•
Net Loss of $(18.0) million, or $(0.16) per share, compared to Net Income of $2.0 million, or $0.03 per share, in fourth quarter 2020
•
Adjusted Net Income1 of $9.0 million, compared to Adjusted Net Income of $2.0 million reported last year
•
Adjusted EBITDA1 rose to $36.1 million compared to $30.4 million in 2020

Full Year 2021 Highlights vs. Prior Year Period

•
Net Sales increased 37.4% to $692.8 million compared to $504.2 million in 2020
•
Gross Profit increased 37.7% to $286.8 million compared to $208.2 million last year
•
Net Loss of $(27.1) million, or $(0.30) per share, compared to Net Income of $32.9 million, or $0.49 per share, in 2020
•
Adjusted Net Income1 of $61.8 million, compared to Adjusted Net Income of $32.9 million reported last year
•
Adjusted EBITDA1 rose to $169.5 million compared to $126.2 million in 2020

1See "Use and Reconciliation of Non-GAAP Financial Measures" below.

“Holley delivered very solid fourth quarter results, capping off what has been a milestone year for the Company,” said Tom Tomlinson, Holley’s President and Chief Executive Officer. “Strong consumer demand for our products continues to drive growth across our various sales channels and we look forward to driving further consumer engagement as we enter 2022.”

Fourth Quarter 2021 Financial Results

Net sales increased 29.9% to $179.8 million in the fourth quarter of 2021, up from $138.4 million in the fourth quarter of 2020. Non-comparable sales associated with acquisitions contributed $24.0 million, or 17.3%, of year-over-year net sales growth in the fourth quarter. Sales excluding the impact of acquisitions increased by $17.4 million and contributed 12.6% of year-over-year growth.

Cost of goods sold increased $21.2 million, or 25.3%, to $105.1 million, as compared to $83.9 million for the fourth quarter of 2020 and is primarily attributable to the increase in product sales. Gross profit for the fourth quarter of 2021 increased $20.2 million, or 37.0%, to $74.7 million, as compared to $54.6 million for the fourth quarter of 2020. The increase in gross profit was driven by the increase in sales. Gross margin for the fourth quarter of 2021 was 41.6% compared to a gross margin of 39.4% for the fourth quarter of 2020. The increase in margin is attributable to price increases, increased leverage from the higher sales, and product mix.

Selling, general and administrative costs for the quarter increased $15.6 million to $37.7 million, representing an increase of 70.7% when compared to $22.1 million in 2020. Incremental SG&A from recent acquisitions were responsible for $4.1 million of the increase in the quarter. Additional cost drivers include an increase in non-cash compensation expense related to equity awards, increased costs associated with operating as a public company, an increase in outbound shipping costs related to higher sales, and an increase in professional fees related to acquisitions.

Net income for the fourth quarter of 2021 was impacted by a non-cash liability increase for warrants and earn-out shares, and a loss on early extinguishment of debt. Growth in operating income was more than offset by these expenses. As a result, we recorded a net loss of $(18.0) million in the fourth quarter compared to net income of $2.0 million in 2020.

Adjusted for the special transaction and non-cash items noted above this quarter, Adjusted Net Income was $9.0 million, compared to last year’s Adjusted Net Income of $2.0 million. Reconciliation to GAAP Net Income is included in the “Use and Reconciliation of Non-GAAP Financial Measures” table below.

Adjusted EBITDA grew to $36.1 million in the fourth quarter compared to $30.4 million in the fourth quarter last year. Reconciliation to GAAP Net Income is included in the “Use and Reconciliation of Non-GAAP Financial Measures” table below.

EPS of $(0.16) for the fourth quarter of 2021 compared to $0.03 in 2020.

Significant Events During the Quarter

On November 19, 2021, Holley announced the successful refinancing of its 2018 credit facility with a new $825 million credit facility.

During the fourth quarter, Holley completed the acquisitions of Arizona Desert Shocks (ADS), Baer Brakes, Brothers Trucks, and Rocket Racing Wheels for approximately $56 million.

Full Year 2021 Financial Results

Net sales increased 37.4% to $692.8 million in 2021, up from $504.2 million in 2020. Non-comparable sales associated with acquisitions contributed $116.4 million, or 23.1%, of year-over-year growth. Sales excluding the impact of acquisitions increased by $72.3 million and contributed 14.3% of net sales growth in 2021.

Cost of goods sold increased $110.1 million, or 37.2%, to $406.0 million, as compared to $295.9 million for 2020 and is primarily attributable to the increase in product sales. Gross profit for 2021 increased $78.6 million, or 37.7%, to $286.8 million, as compared to $208.2 million for 2020. The increase in gross profit was driven by the increase in sales. Gross margin in 2021 was 41.4% compared to a gross margin of 41.3% in 2020.

Selling, general and administrative costs for year increased $45.9 million to $116.8 million, representing an increase of 64.8% when compared to $70.9 million in 2020. Incremental SG&A from recent acquisitions were responsible for $18.5 million of the increase. Additional cost drivers include increased professional fees, an increase in outbound shipping costs related to higher sales and domestic supply chain pressure, and an increase in non-cash compensation expense related to equity awards.

Net income for the year was impacted by a non-cash liability increase for warrants and earn-out shares, and a loss on early extinguishment of debt. As a result, we recorded a net loss of $(27.1) million in 2021 compared to net income of $32.9 million in 2020.

Adjusted for the special transaction and non-cash items noted above this year, Adjusted Net Income was $61.8 million, compared to last year’s Adjusted Net Income of $32.9 million. Reconciliation to GAAP Net Income is included in the “Use and Reconciliation of Non-GAAP Financial Measures” table below.

Adjusted EBITDA grew to $169.5 million in 2021 compared to $126.2 million last year. Reconciliation to GAAP Net Income is included in the “Use and Reconciliation of Non-GAAP Financial Measures” table below.

Basic EPS of $(0.30) in 2021 compared to $0.49 in 2020.

Full Year 2022 Outlook

Holley is providing the following outlook for the full-year 2022:

•
Net Sales in the range of $765-$790 million
•
Adjusted EBITDA of $186-$194 million
•
Capital Expenditures in the range of $14-$16 million
•
Depreciation and Amortization Expense of $24-$26 million
•
Interest Expense in the range of $30-$32 million

Additional information regarding 2022 Outlook is included in the “Use and Reconciliation of Non-GAAP Financial Measures” table below.

“We are encouraged by our performance in 2021 with strong financial results in our first year as a public company,” said Dominic Bardos, Holley’s Chief Financial Officer. “As we look to 2022, we believe we are positioned to achieve a good balance of organic and acquired growth while we welcome new enthusiasts to the Holley family.”

Conference Call

A conference call and audio webcast has been scheduled for 8:30 a.m. Eastern Time today to discuss these results. Investors, analysts, and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call available on the investor relations portion of the Company’s website at investor.holley.com. For those that cannot join the webcast, you can participate by dialing 877-407-4019 (Toll Free) or 201-689-8337 (Toll) using the access code of 13727022.

For those unable to participate, a telephone replay recording will be available until Thursday, March 10,

2022. To access the replay, please call 877-660-6853 (Toll Free) or 201-612-7415 (Toll) and enter confirmation code 13727022. A web-based archive of the conference call will also be available at the Company’s website.

About Holley Inc.

Holley Inc. (NYSE: HLLY) is a leading designer, marketer, and manufacturer of high-performance products for car and truck enthusiasts. Holley offers the largest portfolio of iconic brands that deliver innovation and inspiration to a large and diverse community of millions of avid automotive enthusiasts who are passionate about the performance and personalization of their classic and modern cars. Holley has disrupted the performance category by putting the enthusiast consumer first, developing innovative new products, and building a robust M&A process that has added meaningful scale and diversity to its platform. For more information on Holley, visit https://www.holley.com.

Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Holley’s future financial or operating performance. For example, projections of future revenue and adjusted EBITDA and other metrics are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “or” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Holley and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations including, but are not limited to: 1) the ability to recognize the anticipated benefits of the business combination with Empower LTD, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; 2) costs related to the business combination and Holley becoming a public company; 3) disruptions to Holley's operations, including as a result of cybersecurity incidents; 4) changes in applicable laws or regulations; 5) the outcome of any legal proceedings that may be instituted against Holley; 6) general economic and political conditions, including political tensions and war (such as the ongoing conflict in Ukraine); 7) the possibility that Holley may be adversely affected by other economic, business and/or competitive factors; 8) Holley’s estimates of its financial performance; 9) the impact of the novel coronavirus disease pandemic and its effect on business and financial conditions; and 10) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Prospectus filed with the U.S. Securities and Exchange Commission (“SEC”) filed on February 23, 2022, and that are otherwise described or updated from time to time in Holley’s filings with the SEC. Although Holley believes the expectations reflected in the forward-looking statements are reasonable, nothing in this press release should be regarded as a representation by any person that the forward-looking statements or projections set forth herein will be achieved or that any of the contemplated results of such forward looking statements or projections will be achieved. There may be additional risks that Holley presently does not know or that Holley currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Holley undertakes any duty to update these forward-looking statements, except as otherwise required by law.

Investor Relations:

Ross Collins / Stephen Poe

Alpha IR Group

312-445-2870

HLLY@alpha-ir.com

[Financial Tables to Follow]

HOLLEY INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(Unaudited)

	For the thirteen weeks ended				For the year ended
	December 31,			%	December 31,			%
	2021	2020	Variance	Variance	2021	2020	Variance	Variance
Net Sales	$179,801	$138,419	$41,382	29.9%	$692,847	$504,179	$188,668	37.4%
Cost of Goods Sold	105,071	83,865	21,206	25.3%	406,040	295,935	110,105	37.2%
Gross Profit	74,730	54,554	20,176	37.0%	286,807	208,244	78,563	37.7%

Selling, General, and Administrative	37,700	22,085	15,615	70.7%	116,793	70,875	45,918	64.8%
Research and Development Costs	8,113	6,285	1,828	29.1%	28,280	23,483	4,797	20.4%
Amortization of Intangible Assets	3,608	2,983	625	21.0%	13,999	11,082	2,917	26.3%
Acquisition and Restructuring Costs	1,791	4,119	(2,328)	-56.5%	23,668	9,743	13,925	142.9%
Related Party Acquisition and Management Fee Costs	-	3,424	(3,424)	-100.0%	25,789	6,089	19,700	323.5%
Other Operating Expense	752	2,606	(1,854)	-71.1%	755	1,517	(762)	-50.2%

Operating Expense	51,964	41,502	10,462	25.2%	209,284	122,789	86,495	70.4%

Operating Income	22,766	13,052	9,714	74.4%	77,523	85,455	(7,932)	-9.3%

Change in Fair Value of Warrant Liability	15,307	-	15,307	nm	32,580	-	32,580	nm
Change in Fair Value of Earn-Out Liability	2,009	-	2,009	nm	8,875	-	8,875	nm
Loss on Early Extinguishment of Debt	12,225	-	12,225	nm	13,650	-	13,650	nm
Interest Expense	8,032	11,929	(3,897)	-32.7%	39,128	43,772	(4,644)	-10.6%

Non-Operating Expense	37,573	11,929	25,644	215.0%	94,233	43,772	50,461	115.3%

Income (Loss) Before Income Taxes	(14,807)	1,123	(15,930)	nm	(16,710)	41,683	(58,393)	nm

Income Tax Expense (Benefit)	3,174	(830)	4,004	nm	10,429	8,826	1,603	18.2%

Net Income (Loss)	$(17,981)	$1,953	$(19,934)	nm	$(27,139)	$32,857	$(59,996)	nm

Comprehensive Income (Loss):
Foreign Currency Translation Adjustment	42	16	26	162.5%	30	16	14	87.5%
Pension liability gain (loss)	388	(293)	681	nm	388	(293)	681	nm
Total Comprehensive Net Income (Loss):	$(17,551)	$1,676	$(19,227)	nm	$(26,721)	$32,580	$(59,301)	nm

Common Share Data:
Basic and Diluted Earnings per Common Share	$(0.16)	$0.03	$(0.18)	nm	$(0.30)	$0.49	$(0.79)	nm
Average Shares of Common Stock Outstanding - Basic and Diluted	115,807	67,674	48,133	71.1%	89,960	67,674	22,286	32.9%

nm - not meaningful

HOLLEY INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	December 31,
	2021	2020
Assets
Total Current Assets	$291,717	$257,980
Property, Plant and Equipment, Net	51,495	43,729
Goodwill	411,383	359,099
Other Intangibles, Net	438,461	404,522
Total Assets	$1,193,056	$1,065,330

Liabilities and Stockholders' Equity
Total Current Liabilities	$90,816	$82,009
Long-Term Debt, Net of Current Portion	637,673	649,458
Deferred Taxes	70,045	71,336
Other Noncurrent Liabilities	90,035	22,146
Total Liabilities	888,569	824,949

Common Stock	12	7
Additional Paid-In Capital	329,705	238,883
Accumulated Other Comprehensive Loss	(256)	(674)
Retained Earnings	(24,974)	2,165
Total Stockholders' Equity	304,487	240,381
Total Liabilities and Stockholders' Equity	$1,193,056	$1,065,330

HOLLEY INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the thirteen weeks ended		For the year ended
	December 31,		December 31,
	2021	2020	2021	2020
Operating Activities
Net Income (Loss)	$(17,981)	$1,953	$(27,139)	$32,857
Adjustments to Reconcile to Net Cash	25,858	13,960	93,002	31,837
Changes in Operating Assets and Liabilities	(11,211)	(3,104)	(44,280)	23,719
Net Cash from Operating Activities	(3,334)	12,809	21,583	88,413

Investing Activities
Capital Expenditures, Net of Dispositions	(4,724)	(2,082)	(14,869)	(8,735)
Acquisitions	(57,434)	(156,833)	(119,220)	(156,883)
Net Cash from Investing Activities	(62,158)	(158,915)	(134,089)	(165,618)

Financing Activities
Net Change in Debt	57,090	163,044	(45,942)	140,544
Recapitalization	-	-	132,299	-
Payment of acquisition contingent consideration	(9,200)	-	(9,200)	-
Net cash from Financing Activities	47,890	163,044	77,157	140,544

Net Change in Cash and Cash Equivalents	(17,602)	16,938	(35,349)	63,339

Cash and Cash Equivalents
Beginning of Period	53,927	54,736	71,674	8,335
End of Period	$36,325	$71,674	$36,325	$71,674

Holley believes EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income Per Share, and Organic Sales are useful to investors in evaluating the Company’s financial performance. In addition, Holley uses these measures internally to establish forecasts, budgets and operational goals to manage and monitor its business. Holley believes that these non-GAAP financial measures help to depict a more realistic representation of the performance of the underlying business, enabling the Company to evaluate and plan more effectively for the future.

HOLLEY INC.

USE AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

(Unaudited)

	For the thirteen weeks ended		For the year ended
	December 31,		December 31,
	2021	2020	2021	2020
Net Income (Loss)	$(17,981)	$1,953	$(27,139)	$32,857

Adjustments:
Interest Expense	8,032	11,929	39,128	43,772
Income Taxes	3,174	(830)	10,429	8,826
Depreciation	4,199	1,847	11,527	7,886
Amortization	3,608	2,983	13,999	11,082
EBITDA	1,032	17,882	47,944	104,423

Acquisition Integration & Restructuring	1,791	4,119	6,495	9,743
Earn-Out from Simpson Acquisition	-	-	17,173	-
Notable Items	757	2,248	11,270	3,891
Equity-Based Compensation Expense	2,215	131	4,963	487
Change in Fair Value of Warrant Liability	15,307	-	32,580	-
Change in Fair Value of Earn-Out Liability	2,009	-	8,875	-
Loss on Early Extinguishment of Debt	12,225	-	13,650	-
Related Party Acquisition and Management Fee Expenses	-	3,424	25,789	6,089
Other Expense	752	2,606	755	1,517
Adjusted EBITDA	$36,088	$30,410	$169,494	$126,150

	For the thirteen weeks ended		For the year ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income (loss)	$(17,981)	$1,953	$(27,139)	$32,857
Special items:
Add back: Change in Fair Value of Warrant Liability	15,307	-	32,580	-
Add back: Change in Fair Value of Earn-Out Liability	2,009	-	8,875	-
Add back: Change in Fair Value of Acquisition Contingent Consideration payable	-	-	17,173	-
Add back: Loss on Early Extinguishment of Debt	9,658	-	10,784	-
Add back: Fees paid related to the Business Combination	-	-	19,561	-
Adjusted Net Income	$8,993	$1,953	$61,834	$32,857

	For the thirteen weeks ended		For the year ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income (loss) per share	$(0.16)	$0.03	$(0.30)	$0.49
Special items:
Add back: Change in Fair Value of Warrant Liability	0.13	-	0.36	-
Add back: Change in Fair Value of Earn-Out Liability	0.02	-	0.10	-
Add back: Change in Fair Value of Acquisition Contingent Consideration payable	-	-	0.19	-
Add back: Loss on Early Extinguishment of Debt	0.09	-	0.12	-
Add back: Fees paid related to the Business Combination	-	-	0.22	-
Net income per share, as adjusted	$0.08	$0.03	$0.69	$0.49

13 Weeks Ended
December 31, 2021
Net Sales	179,801
Adjustments:
Sales from Acquisitions within 365 Days of Purchase (Non-Comparable to Prior Year)	(23,993)
Organic Sales (Comparable to Prior Year Period Net Sales)	$155,808

	Full Year 2022
	2022 Forecast	2022 Forecast
	Low Range	High Range
Net Sales	$765,000	$790,000
Adjusted EBITDA	186,000	194,000
Depreciation and Amortization	24,000	26,000
Interest Expense	30,000	32,000
Capital Expenditures	14,000	16,000

Holley defines EBITDA as earnings before (a) interest expense, (b) income taxes and (c) depreciation and amortization. Holley defines Adjusted EBITDA as EBITDA plus (i) acquisition integration and restructuring costs, (ii) an adjustment due to a change in the fair value of the Simpson acquisition contingent consideration payable, (iii) notable items that in 2021 consist primarily of the amortization of the fair market value increase in inventory and in 2020 consist primarily of the amortization of the fair market value increase in inventory and a legal settlement, (iv) compensation expense related to equity awards (v) changes in the fair value of the warrant liability, (vi) changes in the fair value of the Earn-Out Shares, (vii) losses from the early extinguishment of debt, (viii) related party acquisition and management fee costs, and (ix) other expenses, which includes losses from disposal of fixed assets and foreign currency transactions. We have included within the definition of Adjusted EBITDA the changes in the fair value of the warrant liability, changes in the fair value of the earn-out liability and losses from the early extinguishment of debt, as management believes such matters, when they occur, do not directly reflect the performance of the underlying business.

Holley calculates Adjusted Net Income and Adjusted Net Income per share by excluding the after-tax effect of items considered by management to be special items from the earnings reported under U.S. GAAP. Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. Holley believes that using this information, along with net income (loss) and net income (loss) per share, provides for a more complete analysis of the results of operations.

Organic sales, or sales excluding the impact of acquisitions, excludes the impact from sales from acquisitions within 365 days of the consummation of such acquisition. Holley believes organic sales provides investors with useful supplemental information regarding Holley's underlying sales trends.

EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per share, and organic sales are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and may be different from non-GAAP financial measures used by other companies. These measures should not be considered as measures of financial performance under GAAP, and the items excluded from or included in these metrics are significant components in understanding and assessing Holley’s financial performance. These metrics should not be considered as alternatives to net income (loss) or any other performance measures derived in accordance with GAAP.

A forecast for full year 2022 Adjusted EBITDA is provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of certain items. Therefore, as a result of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, Holley is unable to provide a reconciliation of these measures without unreasonable effort.